SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
       Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                      the Securities Exchange Act of 1934

                                                 Commission File Number  0-13882

                           First Western Bancorp, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           101 East Washington Street, New Castle, Pennsylvania 16101
                                 (724) 652-8550
--------------------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Common Stock, par value $5 per share
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)       [ x ]     Rule 12h-3(b)(1)(i)       [ x ]
      Rule 12g-4(a)(1)(ii)      [   ]     Rule 12h-3(b)(1)(ii)      [   ]
      Rule 12g-4(a)(2)(i)       [   ]     Rule 12h-3(b)(2)(i)       [   ]
      Rule 12g-4(a)(2)(ii)      [   ]     Rule 12h-3(b)(2)(ii)      [   ]
                                          Rule 15d-6                [   ]

     Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934, First Western Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 11, 1999           By: /s/ Thomas J. O'Shane
                                    ----------------------------------
                                 Name and
                                 Title:  Thomas J. O'Shane
                                         Chairman of the Board and
                                         Chief Executive Officer